                                                                   EXHIBIT 23.3


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




We consent to the incorporation of our report dated May 12, 1995 of the combined balance sheet of the Fuel Tank System Division of Dyno Industrier A.S as of December 31, 1993 and the related combined statements of income and cash flows for the year then ended, and our report dated May 30, 1995 of the combined statement of revenues and direct costs and expenses of the Fuel Tank System Division of Dyno Industrier A.S for the year ended December 31, 1992, which reports are included in this Form 8-K of Walbro Corporation, into Walbro Corporation's previously filed Registration Statements on Form S-8 (File Nos. 33-32068, 33-20841, 33-48562).





DELOITTE & TOUCHE




Oslo, Norway
August 8, 1995